Exhibit 10.2
AMETEK, INC.

2020 OMNIBUS INCENTIVE COMPENSATION PLAN and 2020 FRANCE RSU SUB-PLAN
RESTRICTED STOCK UNIT AGREEMENT

1.THIS CERTIFIES THAT the French Participant as defined in the 2020 France RSU Sub-Plan is hereby granted Restricted Stock Units (“RSUs”) under the 2020 Omnibus Incentive Compensation Plan of AMETEK, Inc. (the “Plan”) and the 2020 France RSU Sub-Plan to become the owner of the underlying shares of AMETEK, Inc., a Delaware corporation (the “Company”), upon and subject to the Plan, the 2020 France RSU Sub-Plan and the following terms and conditions, being specified that capitalized terms not otherwise defined in this Restricted Stock Unit agreement (the “Agreement”) shall have the same meanings as defined in the Plan and the 2020 France RSU Sub-Plan.

2.The RSUs granted pursuant to this Agreement are intended to qualify for special tax and social security treatment in France applicable to rights to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended. However, certain event may affect the qualified status of the RSUs and the Company does not make any undertaking or representation to maintain the qualified status of the RSUs. If the RSUs do not retain their qualified status, the special tax and social security treatment will not apply and the French Participant will be required to pay the French Participant’s portion of social security contributions resulting from the RSUs as well as any income and other taxes that may be due pursuant to other rules for non-qualified RSUs.

3.The number of RSUs granted, the Grant Date and the Vesting Date are as set out on the Company’s stock administrator’s system. The RSUs are initially not vested and may become vested and non-forfeitable on the earliest of:

a)With respect to two-thirds of the RSUs granted on the second anniversary of the Grant Date and one-third of the RSUs on the third anniversary of the Grant Date, subject to the French Participant’s continuous employment with the Company (or any successor or French Affiliate) through each such date;

b)the death of the French Participant; In this case, the person entitled to succeed to the rights of the participant may claim the settlement of any vested RSUs of the deceased participant within six (6) months following the date of death;

c)the Disability of the French Participant (as defined in categories 2 and 3 under Section 341-4 of the French Social Security Code), if the Committee decides to accelerate the vesting;

d)the French Participant’s termination of employment or service with the Company (or any successor or French Affiliate) as a result of and concurrent with a Change in Control (as defined in the Plan).

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In the case of death, the person entitled to succeed to the rights of the French Participant under French law may claim the settlement of any vested RSUs of the deceased French Participant within six (6) months following the date of death. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the shares under the applicable laws of descent and distribution, else the shares become null and void.

Except to the extent, if any, that the RSUs shall have become non-forfeitable pursuant to the foregoing provisions of this paragraph 3, if the French Participant shall voluntarily or involuntarily leave the employ of the French Affiliate prior to the third anniversary of the Grant Date, the unvested RSUs shall be forfeited.

4.At such time the RSUs become non-forfeitable, the Company will deliver to the French Participant an unrestricted certificate for a number of shares of Company Stock equal to the number of RSUs that became vested. Notwithstanding any other provision of Plan, French Participant shall not be credited with any Dividend Equivalents during the Vesting Period or relating to the Vesting Period. The number of shares delivered at Vesting Date will not be increased by any potential Dividend Equivalents that could have accrued during the Vesting Period or relating to the Vesting Period. No Dividend Equivalents can be paid or credited to an account established in the name of the French Participant with respect to RSU granted further to the 2020 French RSU sub-plan.

In addition, notwithstanding any other provision of the Plan, and notably Section 8 (c) of the Plan, the RSUs granted shall not be settled in cash. RSUs granted to the French Participant will only be settled in Shares of Company Stock. The French Participant will not have to pay any economic consideration for the delivery of the Shares. Once the RSUs vested, the delivery of the Shares to the French Participant shall be definitive. The RSUs vested cannot be cancelled or rescinded and the French Participant shall not be required to return them even if a Holding Period is required.

5.The French Participant acknowledges and agrees that regardless of any action taken by the Company, or if different, the subsidiary or Affiliate for which the French Participant provides services (the “Employer”) with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax) , social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the French Participant’s participation in the Plan and legally applicable under applicable legislation to the French Participant (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the French Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The French Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including but not limited to, the grant, vesting or settlement of the awards, or the subsequent sale of shares acquired under the Plan; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the award to reduce or eliminate the French Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if the French Participant is subject to Tax-Related Items in more than one jurisdiction, the French Participant acknowledges and agrees that the Company or Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Prior to any relevant taxable or tax withholding event, as applicable, the French Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the French Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:

(a)withholding from the French Participant’s wages or other cash compensation paid to the French Participant by the Company, the Employer or any other subsidiary;

(b)withholding from the proceeds of the sale of share of Company Stock acquired at vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the French Participant’s behalf pursuant to this authorization) without further consent;

(c)withholding such number of shares of Company Stock (thus reducing the number of shares to be issued to the French Participant) as shall have a Fair Market Value, valued on the date on which Tax-Related Items are determined, equal to the amount required to be withheld to satisfy the Company (or successor or Affiliate’s) withholding obligations; or

(d)any other method approved by the Committee and permitted by applicable laws.

Depending on the withholding method, the Company may withhold or account for Tax- Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the French Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Company Stock equivalent) or, if not refunded, the French Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding shares of Company Stock, for tax purposes, the French Participant is deemed to have been issued the full number of shares of Company Stock, notwithstanding that Company Stock is held back solely for purposes of paying the Tax-Related Items.

Finally, the French Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the French Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Company Stock or the proceeds from the sale of shares of Company Stock, if the French Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

6.The French Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any RSUs, or any interest therein other than by death unless and until the RSUs have been settled as provided in this Agreement.

7.Prior to the issuance of a certificate for shares of Company Stock in settlement of RSUs, French Participant will have no rights as a shareholder of the Company with respect to the

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RSUs, including the right to vote or to receive dividends, until the legal ownership of the Shares is transferred to the French Participant on the Vesting Date.

8.Shares of Company Stock issued pursuant to RSUs may not be sold or transferred during the following periods of time (“Blackout Periods” as defined in the 2020 France RSU SubPlan) (i) During the period of a period of thirty (30) calendar days before and after the disclosure to the public of the Company’s consolidated financial statements or failing that the annual accounts; or (ii) By the board members (les membres du conseil d'administration ou de surveillance), the management board (les membres du directoire) or someone acting as chief executive officer (directeur general) or as deputy chief executive officer (directeur général délégué) or by employees who have inside information, in the meaning of the article 7 of the UE regulation n° 596/2014, which has not been disclosed to the public. The Blackout Period applies to the French Participant, even if the French Participant has had a termination of employment or service, as well as the French Participant’s heirs in the case of death of the French Participant. The Company’s earnings release and related information can be accessed by the French Participant through the Company’s website. Any other blackout periods provided by the Plan or the local legislation shall be respected.

9.In the event of a Change of Control, Corporate Transaction or other event set forth in Section 11 and 19 of the Plan, adjustment to the terms and conditions of RSUs or the underlying Shares may be made only in accordance with the Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Board or the Committee, at its discretion, may decide to adjust solely to the extent permitted under the Plan in the case of a transaction for which adjustments are not authorized under French law. In this event, the RSUs may no longer comply with the provisions of the French Commercial Code, and the favorable tax and social security treatment may be lost. Assumption, exchange or substitution of the RSUs in the case of a Change of Control, Corporate Transaction or other event set forth in Section 11 and 19 of the Plan as well as an acceleration of Vesting or any other treatment implemented upon a Change of Control, Corporate Transaction, or in any other event, may result in the RSUs no longer being eligible for favorable French tax and social security treatment.

10.In accepting the RSUs, the French Participant acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and the 2020 French Sub-Plan; (ii) the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of RSUs, even if such awards have been granted in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iv) the grant and the French Participant’s participation in the Plan shall not be construed as creating any contract of employment between the Company and the French Participant and does not entitle the French Participant to any benefit other than that granted under this Agreement; (v) the French Participant is voluntarily participating in the Plan; (vi) the RSUs and the underlying shares of Company Stock are not intended to replace any pension rights or compensation; (vii) the RSUs and the underlying shares of Company Stock, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (viii) the future value of the shares of Company

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Stock is unknown, indeterminable and cannot be predicted with certainty; (ix) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from a termination of employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the French Participant is employed or otherwise rendering services or the terms of the French Participant’s employment or service agreement, if any) Corporation; (x) unless otherwise agreed with the Company, the RSUs and shares of Company Stock, and the income from and value of same, are not granted as consideration for, or in connection with the service the French Participant may provide as a director of any subsidiary or Affiliate; and (x) neither the Company, the Employer or any Parent Corporation or subsidiary shall be liable for any foreign exchange rate fluctuation between the French Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or any amounts due to the French Participant pursuant to the settlement of the awards or subsequent sale of shares of Company Stock acquired upon settlement.

11.The Company and the French Participant each hereby agrees to be bound by the terms and conditions set forth in the Plan, in the 2020 France RSU Sub-Plan and in this Agreement, which constitute the whole agreement between the parties hereto with respect to the RSUs awarded.

12.Any notices or other communications given in connection with this Agreement shall be sent either by registered or certified mail, return receipt requested, or by overnight mail, facsimile or electronic mail, to the Company and French Participant address or number of record or to such changed address or number as to which either party has given notice to the other party. All notices shall be deemed given when so mailed, or if sent by facsimile or electronic mail, when electronic confirmation of the transmission is received, except that a notice of change of address shall be deemed given when received.

13.This Agreement shall not be construed as creating any contract of employment between the Company and the French Participant and does not entitle the French Participant to any benefit other than that granted under this Agreement.

14.This Agreement shall inure to the benefit of, and be binding on, the Company and its successors determined according to French law, and shall inure to the benefit of, and be binding on, the French Participant and his successors. This Agreement shall not be assignable by the French Participant.

15.The French Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use, and transfer, in electronic or other form, of the French Participant’s personal data as described in this Agreement and any other Plan materials by and among, as applicable, the Employer, the Company and any other subsidiary for the exclusive purposes of implementing, administering and managing the French Participant’s participation in the Plan.

The French Participant understands that the Company and the Employer may hold certain personal information about the French Participant, including, but not limited to, the French Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to Company Stock awarded, canceled, exercised, vested, unvested or outstanding in the French Participant’s favor (“Data”), for the exclusive

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purpose of implementing, administering and managing the French Participant’s participation in the Plan.

The French Participant understands that Data may be transferred to Schwab Stock Plan Services, which may assist the Company (presently or in the future) with the implementation, administration and management of the Plan. The French Participant understands that the French Participants of the Data may be located in the United States or elsewhere, and that the French Participant’s country (e.g., the United States) may have different data privacy laws and protections than the French Participant’s country. The French Participant understands that he or she may request a list with the names and addresses of any potential French Participants of the Data by contacting his or her local human resources representative. The French Participant authorizes the Company, and any other possible French Participants which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the French Participant’s participation in the Plan. The French Participant understands that Data will be held only as long as is necessary to implement, administer and manage the French Participant’s participation in the Plan. The French Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the French Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the French Participant does not consent, or if the French Participant later seeks to revoke his or her consent, his or her employment or service relationship will not be affected; the only consequence of refusing or withdrawing the French Participant’s consent is that the Company would not be able to grant the RSUs or other equity awards to the French Participant or administer or maintain such awards. Therefore, the French Participant understands that refusing or withdrawing his or her consent may affect the French Participant’s ability to participate in the Plan. For more information on the consequences of the French Participant’s refusal to consent or withdrawal of consent, the French Participant understands that he or she may contact his or her local human resources representative.

The French Participant understands that the Company may rely on a different legal basis for the processing and/or transfer of his/her personal information in the future and/or request the French Participant to provide a separate data privacy consent. If applicable and upon request of the Company, the French Participant agrees to provide an executed acknowledgment or data privacy consent form to the Company or Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under relevant data privacy laws, now or in the future. The French Participant understands that he/she will not be able to participate in the Plan and the 2020 France RSU Sub-Plan if he/she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

1.If the French Participant has received the Agreement or any other document related to the RSUs and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

2.The Company reserves the right to impose other requirements on the French Participant’s participation in the Plan, on the RSUs and on any shares of Company Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or

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administrative reasons, and to require the French Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.The French Participant recognizes and acknowledges that, by reason of French Participant’s employment by and service to the Company or an Affiliate, French Participant has had and will continue to have access to confidential information of the Company and its Affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). The French Participant acknowledges that such Confidential Information is a valuable and unique asset and covenants that French Participant will not, either during or after French Participant’s employment by the Company, use or disclose any such Confidential Information except to authorized representatives of the Company or as required in the performance of French Participant’s duties and responsibilities. The French Participant shall not be required to keep confidential any Confidential Information which (i) is or becomes publicly available through no fault of the French Participant, (ii) is already in French Participant’s possession (unless obtained from the Company (or an Affiliate) or one of its customers) or (iii) is required to be disclosed by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the French Participant shall provide the Company written notice of any such order prior to such disclosure to the extent practicable under the circumstances and permitted by applicable law. Further, the French Participant shall be free to use and employ French Participant’s general skills, know-how and expertise, and to use, disclose and employ any contact information, generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of French Participant’s duties and responsibilities hereunder, so long as French Participant applies such information without disclosure or use of any Confidential Information. Upon the French Participant’s termination of employment or service, the French Participant will return (or destroy, if requested by Company) all Confidential Information to the Company to the fullest extent possible.

19.During the French Participant’s employment and at any time thereafter, the French Participant agrees not to at any time make statements or representations, orally or in writing, that disparage the commercial reputation, goodwill or interests of the Company (or an Affiliate), or any current or former employee, officer, or director of the Company (or an Affiliate). Nothing in this Agreement shall limit or otherwise prevent (i) any person from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law; (ii) either party from enforcing the other terms of this Agreement; (iii) the Company (or an Affiliate) from reviewing the French Participant’s performance, conducting investigations and otherwise acting in compliance with applicable law, including making statements or reports in connection therewith, or making any public filings or reports that may be required by law; (iv) the French Participant from the performance of French Participant’s duties while employed by the Company (or an Affiliate); or (v) the French Participant from making a report to any governmental agency or entity, including but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the

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Congress and any agency Inspector General, if French Participant has a reasonable belief that there has been a potential violation of federal or state law or regulation or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation. No prior authorization to make any such reports or disclosures is required and the French Participant is not required to notify the Company that French Participant has made such reports or disclosures. The French Participant, however, may not waive the Company’s (or an Affiliate’s) attorney-client privilege.

20.The French Participant acknowledges that a waiver by the Company of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the French Participant or any other participant in the Plan.

21.The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The French Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.

22.The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise enforceable, in whole or in part, then such provisions will be enforced to the maximum extent possible and other provisions will remain fully effective and enforceable.

23.Notwithstanding any other provision of the Plan or the Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Company Stock, the Company shall not be required to deliver any shares of Company Stock upon settlement of the awards prior to the completion of any registration or qualification of the Company Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The French Participant understands that the Company is under no obligations to register or qualify the Company Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Company Stock. Further, the French Participant agrees that the Company shall have unilateral authority to amend the Agreement without his or her consent, to the extent necessary to comply with securities or other laws applicable to the issuance of Company Stock.

24.This Agreement shall be subject to and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the State of Pennsylvania, United States of America and agree that such litigation will be conducted in Chester County, or the federal courts for the United States for the District of Pennsylvania and no other courts.

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25.The French Participant acknowledges that French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities on their annual tax returns. Failure to complete this reporting triggers penalties.

26.The French Participant acknowledges that he/she may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to accept, acquire, sell or attempt to sell or otherwise dispose of Company Stock, rights to Company Stock or rights linked to the value of Company Stock, during such times as the French Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the French Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the French Participant places before possessing inside information. Furthermore, the French Participant may be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The French Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and the French Participant is advised to speak to his/her personal advisor on this matter.

27.The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the French Participant’s participation in the Plan, or his or her acquisition of Company Stock. The French Participant should consult with his or her own tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

28.The French Participant hereby acknowledges receipt of the RSUs, with the number of RSUs and on the grant date as recorded in AMETEK’s stock administrator’s system, and that the RSUs has been granted under the terms and conditions of the Plan and of the 2020 France RSU Sub-Plan. The French Participant further agrees to conform to all of the terms and conditions of the RSUs, of the Plan and the 2020 France RSU Sub-Plan , and that all decisions and determinations of the Committee shall be final and binding.

29.By accepting the grant of the RSUs, the French Participant confirms having read and understood the documents related to the grant (the Agreement, the Plan, and the 2020 France RSU Sub-Plan) which were provided in the English language. The French Participant accepts the terms of those documents accordingly.

30.In exchange for the valuable consideration~~s~~ included in this Award, at all times during the Recipient’s employment with the Company, and for a period of 24 months following the Recipient’s termination of employment with the Company for any reason, whether voluntary or involuntary, with or without cause, the Recipient shall not, on his or her own behalf or on behalf of any other person, firm, partnership, organization, agency, corporation or other entity, either directly or indirectly, to the fullest extent permitted by applicable law:

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(a)solicit, recruit, hire, or engage in any manner, or facilitate the solicitation, recruitment, hire or engagement of any employee, consultant, or independent contractor of the Company or any of its Affiliates.

(b)induce, encourage or assist any director, officer, employee, agent, consultant, sales agent, sales agent representative, customer, or supplier of the Company or any of its Affiliates to terminate or alter his/her/its relationship with the Company or any of its Affiliates, or to join another business organization.

(c)solicit, accept or conduct, other than for the benefit of the Company, any business with any customer or prospective customer of the Company with whom or which the Recipient had contact or about which the Recipient learned Confidential Information during his or her employment with the Company that is competitive with the business of the Company in which the Recipient worked during his or her employment with the Company.

31.If a court determines that the non-solicitation provision, or any part thereof, is unenforceable because of the duration or scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. In the case that any one or more of the provisions contained in this Award shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Award and this Award shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

En acceptant l'attribution d’actions gratuites, le bénéficiaire desdites actions gratuites (le
« French Participant ») confirme avoir lu et compris les différents documents relatifs à cette attribution (le Contrat « Restricted Stock Unit Agreement », le Plan «2020 Omnibus Incentive Compensation Plan» et le Sous-Plan pour la France « 2020 France RSU Sub-Plan ») qui ont été fournis en langue anglaise. Le bénéficiaires accepte sans réserve l’ensemble des dispositions comprises dans ces documents et ce, en toute connaissance de cause.

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